UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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WILLIAMS INDUSTRIAL SERVICES GROUP INC.
(Name of Registrant as Specified In Its Charter)

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WILLIAMS INDUSTRIAL SERVICES GROUP INC.

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

Dear Stockholder of Williams Industrial Services Group Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Williams Industrial Services Group Inc. (the “Company,” “we,” “us” or “our”). The Annual Meeting will be held on June 15, 2021 beginning at 9:00 a.m. local time, at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084.

Information about the Annual Meeting, nominees for election as directors and our other proposals are presented in the following Notice of Annual Meeting of Stockholders and proxy statement, which we expect to begin mailing on or about April 30, 2021 to stockholders of record as of the close of business on April 22, 2021. At the meeting, management will make a presentation followed by a question and answer period.

It is important that your shares are represented at the Annual Meeting. Accordingly, please vote as soon as possible. I express our appreciation for your continued interest in the affairs of the Company. We look forward to your participation in the Annual Meeting.

/s/ TRACY D. PAGLIARA
Tracy D. Pagliara
President and Chief Executive Officer

Tucker, Georgia
April 27, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2021

The Annual Meeting of Stockholders (the “Annual Meeting”) of Williams Industrial Services Group Inc. (the “Company,” “we,” “us” or “our”) will be held on June 15, 2021 at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084 at 9:00 a.m. local time for the following purposes:

1.	to elect the six directors named in the accompanying proxy statement to serve until the next annual meeting or until their successors have been duly elected and qualified;

2.	to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2021;

3.	to approve, on an advisory, non-binding basis, the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 22, 2021 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, during ordinary business hours, for 10 calendar days prior to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be held on June 15, 2021. Pursuant to U.S. Securities and Exchange Commission rules, we have elected the “full set delivery” option of providing proxy materials to our stockholders, whereby we are delivering to all stockholders copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2020 are available at materials.proxyvote.com.

Your vote is very important. To make it easier for you to vote, Internet and telephone voting are available. The instructions on your enclosed proxy card describe how to use these services. If you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope. No postage is required if your proxy card is mailed in the United States. If you vote your proxy by Internet or by telephone, you do not need to mail back your proxy card. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the Annual Meeting in person. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person. Proxies are being solicited on behalf of the Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ TRACY D. PAGLIARA
Tracy D. Pagliara
President, Chief Executive Officer and Director

Tucker, Georgia
April 27, 2021

i

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2021

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Williams Industrial Services Group Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for the annual meeting of stockholders (the “Annual Meeting”) to be held on June 15, 2021 at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084 at 9:00 a.m. local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement and the related proxy form, along with the 2020 Annual Report, will be mailed to stockholders on or about April 30, 2021. For directions to the Annual Meeting, please call (770) 879-4400.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). Each proposal is described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Each share of our common stock, par value $0.01 per share (“Common Stock”), outstanding as of the close of business on April 22, 2021 (the “Record Date”), is entitled to one vote at the Annual Meeting. As of the close of business on the Record Date, there were 25,896,001 shares of Common Stock outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the meeting.

You may vote all of the Common Stock owned by you as of the close of business on the Record Date. This Common Stock includes Common Stock that is (i) held of record directly in your name and (ii) held for you as the beneficial owner through a bank, broker or other nominee. There are some distinctions between Common Stock held of record and Common Stock owned beneficially, as described herein.

Quorum Required

Our bylaws provide that the holders of record of at least a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (as described below) will be counted as present for the purpose of determining the presence of a quorum.

Voting of Shares

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy. All shares represented by valid proxies that we receive, and that are not revoked, will be voted in accordance with the instructions on the proxy card or as instructed via Internet or telephone. Voting by proxy will not affect your right to attend the Annual Meeting.

The proxy is solicited by the Board and will be voted as you direct on your proxy when properly completed. For “Proposal No. 1 — Election of Directors,” you may specify whether your shares should be voted for all, withheld from all or voted for all except specified nominees for director. For each of “Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm,” and “Proposal No. 3 — Advisory Vote to Approve the Compensation of the Named Executive Officers,” you may specify whether your shares should be voted for, against or abstain with respect to each proposal.

Our bylaws provide that elections of directors shall be determined by a plurality of the votes cast and all other actions shall be determined by a majority of the votes cast at the Annual Meeting, unless otherwise provided by law. Withheld votes under Proposal 1 and abstentions under Proposal 2 and Proposal 3 are not considered votes cast and, therefore, will have no effect on the respective proposals. In addition, broker non-votes, as described below, are not considered votes cast and, therefore, will have no effect on the respective proposals.

If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates, you may vote:

•      By Internet or by telephone.  Follow the instructions on the enclosed proxy card to vote by Internet or telephone.

•      By mail.  Complete, sign, date and mail the enclosed proxy card in the accompanying prepaid postage envelope.

•      In person at the meeting.  If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If your shares are held in “street name” (that is, through a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares, and can do so as follows:

•      By Internet or by telephone.  Follow the instructions you receive from your bank, broker or other nominee to vote by Internet or telephone.

•      By mail.  You will receive instructions from your bank, broker or other nominee explaining how to vote your shares.

•      In person at the meeting.  Contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting. You will not be able to attend the Annual Meeting unless you have a proxy card from your bank, broker or other nominee.

You should contact your bank, broker or other nominee or refer to the instructions provided by such party for further information.

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote by Internet or telephone, return your proxy card by mail or vote at the Annual Meeting as described above. If you properly submit a proxy, but do not specify your voting choice on one or more of the proposals included thereon, as listed in the accompanying Notice, your shares will be voted as follows:

•      FOR the election of each of the six nominees for directors named below (Proposal No. 1);

•      FOR the ratification of the appointment of Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2021 (Proposal No. 2); and

•      FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (or “say-on-pay” vote) (Proposal No. 3).

The Board is not aware of any other matter to be presented at the Annual Meeting except those described in this proxy statement. However, if any other matter is properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by submitting a valid, later-dated proxy by the Internet or telephone before 11:59 p.m., Eastern Time, on June 14, 2021, or by mail that is received prior to the Annual Meeting, or by sending a written notice of revocation to our Corporate Secretary at our principal executive offices that bears a later date than the date of the proxy you want to revoke and is received prior to the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not itself constitute revocation of a proxy. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee has the authority, even if it does not receive instructions from you, to vote your unvoted shares for Proposal 2 (the ratification of our independent registered public accounting firm); however, if it does not have instructions from you, the bank, broker or other nominee does not have the authority to vote your unvoted shares for Proposal 1 (the election of nominees to the Board) or Proposal 3 (the advisory vote on approval of compensation of our named executive officers). A “broker non-vote” occurs if your bank, broker or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your bank, broker or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Please note that if your shares are held by a bank, broker or other nominee and you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the bank, broker or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Solicitation of Proxies

We will pay all of the costs of soliciting these proxies. In addition to solicitation by mail, our officers, employees and directors also may, without additional compensation, solicit proxies by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication. We have also engaged Morrow Sodali LLC (“Morrow”) to assist us in the solicitation of proxies. Morrow’s fees for its assistance are estimated to be $10,000, plus reasonable out-of-pocket expenses. If your shares are held in “street name,” we have requested that your bank, broker or other nominee forward this proxy statement to you and obtain your voting instructions. We may reimburse these persons for their expenses in so doing. Proxies are solicited to give holders of record of Common Stock as of the Record Date an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

Who can help answer my questions?

If you have any questions about the proposals described in the proxy statement or how to execute your vote, you can contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: WLMS@investor.morrowsodali.com

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, six nominees will be elected as directors. Our Board of Directors currently consists of six members: David A. B. Brown, Steven D. Davis, Robert B. Mills, Nelson Obus, Tracy D. Pagliara and Mitchell I. Quain. Each of our directors, other than Mr. Quain, is standing for reelection at the Annual Meeting. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. As of the Record Date, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

In February 2021, Charles Macaluso, the Company’s longest-serving director and Chairman of the Board, passed away. Mr. Macaluso, 77, had served on the Board since January 2008 and at the time of his passing was Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee and the Audit Committee. Mr. Macaluso was held in the very highest regard by his fellow directors, the Company’s management team and all of the employees at the Company with whom he came into contact.

Our Board of Directors

Set forth below are the name, age, position of and biographical information about each nominee, as of the Record Date.

Nominees	Age	Position(s) and Office(s) Held with the Company
Robert B. Mills	71	Chairman of the Board of Directors
David A. B. Brown	77	Director
Steven D. Davis	65	Director
Nelson Obus	74	Director
Tracy D. Pagliara	58	President, Chief Executive Officer and Director
Mitchell I. Quain	69	Director

The term for each of our current directors expires at the Annual Meeting. All directors are elected to serve until their respective successors are duly elected and qualified at the next annual meeting of stockholders, or until the earlier of his death, resignation, retirement or removal from such position. There are no family relationships among any of our directors or executive officers.

Set forth below is the specific experience, qualifications and background of each of the individuals listed above.

Robert B. Mills has served as a member of the Board of Directors since October 2015 and was appointed Chairman of the Board of Directors in March 2021. From June 2011 through March 2015, Mr. Mills served as the Chief Operating Officer of Assured Guaranty, Ltd. (NYSE: AGO), a publicly traded financial guaranty insurance company. Prior to his role as Chief Operating Officer, Mr. Mills served as Chief Financial Officer of Assured Guaranty, Ltd. from January 2004 to June 2011. In connection with his role as Chief Operating Officer of Assured Guaranty, Ltd., Mr. Mills chaired the management committee, which established corporate policy and the strategic and tactical direction for the business, and served as a member of the board of directors of each of Assured Guaranty, Ltd.’s five separately regulated insurance companies. Prior to his time at Assured Guaranty, Mr. Mills served as Chief Operating Officer and Chief Financial Officer of the Americas Region of UBS AG from 1994 to 2004. From 1971 to 1994, Mr. Mills worked for KPMG and was elected to the partnership in 1981. Mr. Mills previously served as Executive Chairman of the board of directors of Continental General Insurance Company, a private insurance company, from April 2020 to October 2020, and as a member of the board of directors of Syncora Holdings Ltd. (OTC: SYCRF), a financial guaranty insurance company, from 2016 until February 2020. He is a Certified Public Accountant and a Certified Global Management Accountant.

Director Qualifications. Mr. Mills is a Certified Public Accountant and has experience serving as Chief Financial Officer and Chief Operating Officer, most recently for Assured Guaranty, Ltd., a public company. Mr. Mills has extensive financial expertise and a thorough understanding of financial statements, corporate finance and accounting and provides financial and accounting expertise to the Board of Directors.

David A. B. Brown has served as a member of the Board of Directors since May 2016. Mr. Brown previously served on the board of directors of Concrete Pumping Holdings, Inc. (the successor of Industrea Acquisition Corp.) (Nasdaq: BBCP), a provider of concrete pumping services and concrete waste management services in the U.S. and U.K. markets, from July 2017 through April 2021, where he served as non-executive chairman, chair of the corporate governance and nominating committee and as a member of the audit committee. Mr. Brown also previously served on the board of directors of EMCOR Group, Inc. (NYSE: EME), one of the largest electrical and mechanical construction and facilities services firms in the U.S., where he served as chair of the audit committee and as a member of the nominating and corporate governance committee, from December 1994 to June 2020; on the board of directors of Layne Christensen Company (then Nasdaq: LAYN), a global water management, construction, and drilling company, from 2003 through June 2018, including as chairman beginning in 2005, and, from June 2014 to January 2015, as its President and Chief Executive Officer; and as a member of the board of directors of Hercules Offshore, Inc. (then OTC: HERO) from November 2015 to December 2016. Mr. Brown was the chairman of the board of directors of Pride International, Inc., a leading provider of offshore contract drilling and related services to oil and natural gas companies worldwide, from May 2005 to May 2011, and, after Pride’s acquisition by Ensco plc (now Valaris plc) (NYSE: VAL), Mr. Brown served as a director of Ensco plc from May 2011 to May 2014. Mr. Brown also previously served as the co-founder and President of The Windsor Group, Inc., and a director of numerous other companies in the energy industry. Mr. Brown is a member of the National Association of Corporate Directors.

Director Qualifications. Mr. Brown has extensive financial and management experience. He is a Chartered Public Accountant and a Chartered Accountant and has served in multiple roles for public companies. Mr. Brown has financial expertise, a thorough understanding of financial statements, corporate finance and accounting and extensive experience with public companies, all of which makes him a valued member of the Board of Directors.

Steven D. Davis has served as a member of the Board of Directors since June 2019. Mr. Davis previously served in a variety of positions at Sempra Energy, a Fortune 500 global energy-infrastructure and public utility holding company (NYSE: SRE), and its indirect subsidiaries, Southern California Gas Company (“SCGC”) (OTC: SOCGM) and San Diego Gas & Electric Company (“SDG&E”), from 1980 until his March 2018 retirement. He served as Corporate Group President—Utilities of Sempra Energy, from January 2017 through his retirement in March 2018; Executive Vice President—External Affairs and Corporate Strategy of Sempra Energy, from September 2015 through December 2016; President and Chief Operating Officer of SDG&E, from January 2014 through September 2015; and Senior Vice President of External Affairs for Sempra Energy, from March 2012 to December 2013. Prior to that, he held other senior level positions, including Vice President—Investor Relations of Sempra Energy, from May 2010 to March 2012; Vice President—Communications and Community Partnerships of Sempra Energy, from 2006 to 2010; and Senior Vice President—External Relations and Chief Financial Officer for SCGC and SDG&E, from 2004 to 2006. Mr. Davis served as a director of SCGC from September 2011 through December 2013, and again from November 2015 through March 2018, including as its non-executive chairman from January 2017. Mr. Davis also served as a director of SDG&E from 2011 to March 2018, including as its non-executive chairman from January 2017. Mr. Davis has been nominated to serve as a member of the board of directors of American States Water Company (NYSE: AWR), a parent company of water utility, electric utility and contracted services subsidiaries, and is standing for election at its annual meeting to be held on May 18, 2021. Mr. Davis previously served on the boards of directors of the U.S. Chamber of Commerce and the Edison Electric Institute.

Director Qualifications. Mr. Davis brings a multi-faceted perspective and in-depth industry understanding to the Board through his extensive experience in the energy services industry, including decades of experience in utility and energy infrastructure operations, and his prior service in executive management of a public company and board member of utility companies, as well as board service in leading utility and business organizations.

Nelson Obus has served as a member of the Board of Directors since June 2016. Mr. Obus has served as president of Wynnefield Capital, Inc. since November 1992 and as the managing member of Wynnefield Capital Management, LLC since January 1997. Wynnefield Capital Management, LLC manages two partnerships and Wynnefield Capital, Inc. manages one partnership, all three of which invest in small-cap value U.S. public equities. Mr. Obus has served on the board of directors of Landec Corporation (Nasdaq: LNDC), which designs, develops, manufactures and sells differentiated health and wellness products for food and biomaterials markets, where he serves as a member of the nominating and corporate governance committee, the Curation Focus Committee and the compensation committee, since October 2018. Mr. Obus previously served as a member of the board of directors of Jason Industries Inc. (then OTC: JASN) (n/k/a Jason Holdings Inc.), the parent company of manufacturing subsidiaries within the finishing and seating markets, from June 2018 to August 2020, upon its emergence from bankruptcy; Layne Christensen Company (then Nasdaq: LAYN) from 2004 to June 2018; Breeze-Eastern Corporation, a company that designs, develops, manufactures, sells and services sophisticated mission equipment for helicopters, from January 2012 to December 2015; Gilman Ciocia, Inc., a company that provides income tax preparation, accounting and financial planning services, from September 2007 to January 2012; and Sylvan, Inc., a formerly Nasdaq-listed company specializing in producing and distributing mushroom spawn, from 2001 to 2006.

Director Qualifications. Mr. Obus’ pertinent experience, qualifications, attributes and skills include: financial literacy and expertise, capital markets expertise and managerial experience gained through his leadership roles and ownership interest in related investment management companies, Wynnefield Capital Management, LLC and Wynnefield Capital, Inc., and the knowledge and experience he has attained from service on other public company boards. He also brings to the Board the perspective of the Company’s most significant stockholder.

Tracy D. Pagliara has served as a member of our Board of Directors since July 2017. Mr. Pagliara has served as our President and Chief Executive Officer starting in April 2018, having previously served as Co-President and Co-CEO from July 2017 through April 2018. Prior to July 2017, he served as our Chief Administrative Officer, General Counsel and Secretary from January 2014, and also as Senior Vice President from November 2015. He previously served as our General Counsel, Secretary and Vice President of Business Development from April 2010 through December 2013. Prior to joining the Company in April 2010, Mr. Pagliara served as the Chief Legal Officer of Gardner Denver, Inc., a leading global manufacturer of highly engineered compressors, blowers, pumps and other fluid transfer equipment, from August 2000 through August 2008. He also had responsibility for other roles during his tenure with Gardner Denver, including Vice President of Administration, Chief Compliance Officer and Corporate Secretary. Prior to joining Gardner Denver, Mr. Pagliara held positions of increasing responsibility in the legal departments of Verizon Communications/GTE Corporation from August 1996 to August 2000 and Kellwood Company from May 1993 to August 1996, ultimately serving in the role of Assistant General Counsel for each company. Mr. Pagliara currently serves on the board of directors and audit, compensation and nominating and corporate governance committees of Westwater Resources, Inc. (formerly Uranium Resources, Inc.) (NYSE American: WWR), a diversified energy materials developer, where he has served since July 2017. He is a member of the Missouri and Illinois State Bars and a Certified Public Accountant. In addition, in accordance with customary practice, Mr. Pagliara and other officers of the Company have served as officers of the Company’s various subsidiaries, although not acting in an executive role for the relevant subsidiary. As previously disclosed, such subsidiaries included Koontz-Wagner Custom Controls Holdings LLC, which filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code in July 2018 and ceased operations at such time.

Director Qualifications. Mr. Pagliara has a deep understanding of the Company and its business, having been with the Company since 2010. He has worked in the industry for nearly 20 years and has extensive experience advising public companies. His executive compensation, governance, legal and accounting background further add to his value as a member of the Board of Directors.

Mitchell I. Quain has served as a member of our Board of Directors since September 2, 2020. Mr. Quain has served on the Executive Council of American Securities LLC, a private equity firm, since January 2020. From December 2011 to December 2019, Mr. Quain was a Senior Advisor at the private equity firm Carlyle Group. From January 2010 through December 2011, Mr. Quain was a Partner at One Equity Partners, a private investment firm. From 2006 through 2009, he was a Senior Director and then Managing Director of ACI Capital Corp., a private equity investment firm. From 2002 through 2005, Mr. Quain served as Chairman of Register.com, Inc., a provider of domain name registration and internet services, and from 1997 to 2001 he was employed with ABN AMRO Bank N.V. and its predecessors in several capacities, including Vice Chairman of Investment Banking. Mr. Quain has served on the board of directors of AstroNova, Inc. (Nasdaq: ALOT), which designs, develops, manufactures and distributes a broad range of specialty printers and data acquisition and analysis systems, where he serves on the compensation and nominating and governance committees and as chair of the audit committee, since 2011; Star Equity Holdings, Inc. (formerly Digirad Corporation) (Nasdaq: STRR), a diversified holding company with three divisions: Digirad Health, Star Building and Construction, and Star Real Estate and Investments, where he serves as lead independent director and on the audit, compensation and corporate governance committees, since 2019; and Kensington Capital Acquisition Corp. II (NYSE: KCAC.U), a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with a business in the automotive and automotive-related sector, where he serves on the audit committee and as chair of the nominating and corporate governance committee, since 2021. Mr. Quain previously served on the boards of multiple other public and private companies, including Kensington Capital Acquisition Corp. (now QuantumScape Corporation), Jason Industries, Inc. (n/k/a Jason Holdings Inc.), DeCrane Aircraft Holdings, Inc., Handy & Harman Ltd., Hardinge Inc., HEICO Corporation, Magnetek, Inc., Mechanical Dynamics, Inc., RBC Bearings Incorporated, Register.com, Inc., Strategic Distribution, Inc., Tecumseh Products Company, Titan International, Inc., and Xerium Technologies, Inc. He is also a Chartered Financial Analyst.

Director Qualifications. Mr. Quain’s substantial public company board and governance experience, as well as his history in private equity and his designation as a Chartered Financial Analyst, bring a valuable perspective to the Board.

Selection of Certain Directors

The Nominating and Corporate Governance Committee evaluated Mr. Quain, who was identified and recommended by a stockholder of the Company, and ultimately recommended Mr. Quain to the Board for appointment as a director. There is no arrangement or understanding between Mr. Quain and such stockholder, or any other person, pursuant to which Mr. Quain was selected as a director.

Required Vote

Stockholders may cast their vote “for” or “withhold” authority to vote for each of the nominees for director. The directors will be elected by a plurality of the votes cast by holders of the Common Stock, meaning that the six nominees for director receiving the highest number of shares voted “for” their election will be elected. “Withhold” votes and broker non-votes are not considered votes cast and will have no effect on the election of directors. Stockholders may not cumulate votes in the election of directors.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Our Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, our Board of Directors provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Director Independence

Because we were quoted on the OTCQX market and not listed on a national securities exchange during the 2020 fiscal year, we were not subject to certain corporate governance requirements that apply to exchange-listed companies. For purposes of evaluating the independence of our directors during the 2020 fiscal year, our Board used the rules of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange, which are more stringent than those of the OTCQX. The Board determined that six of its seven members who served during the 2020 fiscal year were independent under such criteria: Messrs. Macaluso (who passed away in February 2021), Brown, Davis, Mills, Obus and Quain. Accordingly, during 2020, our Board was comprised of a majority of directors who qualified as independent directors under the rules adopted by the SEC and the New York Stock Exchange, and all Board committee members were independent for the purposes of the committees on which they served.

Our Common Stock began trading on the NYSE American stock exchange on February 22, 2021. As a result, we are now subject to the corporate governance requirements of the NYSE American and apply the rules of the SEC and the NYSE American to evaluate the independence of our directors. In connection with our NYSE American listing, the Board determined that the six Board members listed above also qualified as independent under the NYSE American listing standards. Accordingly, our Board is comprised of a majority of directors who qualify as independent directors under the rules adopted by the SEC and NYSE American, and all Board committee members are independent for the purposes of the committees on which they serve.

In considering the independence of our directors, the Board of Directors specifically addressed those matters disclosed in “Certain Relationships and Related Transactions.” Other than with respect to Mr. Obus, as discussed in “Certain Relationships and Related Transactions,” there were no specific transactions, relationships or arrangements that were considered by the Board of Directors in determining the independence of any of our directors.

Board Leadership Structure and Committee Composition

The Board of Directors will exercise its discretion in combining or separating the offices of the Chairman of the Board and the Chief Executive Officer, based on the Board’s judgment of the best interests of the Company and its stockholders from time to time. The Company has separated the position of Chairman of the Board and Chief Executive Officer since January 2008. We believe that this is the appropriate leadership structure, as it permits our Chief Executive Officer to focus attention on managing day-to-day operations and developing corporate strategy, while our Chairman of the Board, Robert B. Mills, provides independent leadership to the Board of Directors in performing its advisory, governance and oversight functions. Mr. Mills was appointed as Chairman of the Board effective March 5, 2021. Mr. Mills succeeded Charles Macaluso, who passed away in February 2021, in the position of Chairman.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a written charter, the adequacy of which each respective committee regularly reviews and reassesses. A copy of each charter is available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. The information provided on the Company’s website is referenced in this proxy statement for information purposes only and shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings the Company makes with the SEC. Our Board of Directors may establish additional committees from time to time in accordance with our bylaws.

As of December 31, 2020, the membership of the standing committees was as follows:

Board Member	Audit	Compensation	Nominating & Corporate Governance
Charles Macaluso	X	X	Chair
David A. B. Brown	X	Chair	X
Steven D. Davis	X
Robert B. Mills	Chair	X	X
Nelson Obus		X	X
Tracy D. Pagliara
Mitchell I. Quain

As of the Record Date, the membership of the standing committees was as follows:

Board Member	Audit	Compensation(1)	Nominating & Corporate Governance(2)
Robert B. Mills	Chair	X	X
David A. B. Brown	X	Chair	X
Steven D. Davis	X	X	Chair
Nelson Obus		X	X
Tracy D. Pagliara
Mitchell I. Quain		X	X

(1)	Messrs. Davis and Quain were appointed as members of the Compensation Committee effective February 4, 2021.

(2)	Mr. Quain was appointed as a member of the Nominating and Corporate Governance Committee effective February 4, 2021. Mr. Davis was appointed as a member, and Chair, of the Nominating and Corporate Governance Committee effective March 5, 2021.

Audit Committee. The Audit Committee assists the Board of Directors in overseeing our accounting and financial reporting processes, the audit of our financial statements and the review of our internal control functions, including monitoring the integrity of our financial reporting and the independence and performance of our independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit our financial statements, as well as approving the scope of the annual audits and fees to be paid to our independent registered public accounting firm. The Audit Committee also oversees compliance with the Company’s Code of Business Conduct and Ethics and Related Party Transaction Policy. The Audit Committee held five meetings during 2020.

Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE American. Our Board of Directors has determined that each of Mr. Mills, Mr. Brown, and Mr. Davis qualifies as an “audit committee financial expert,” as defined under the applicable rules of the SEC, and is financially sophisticated, as defined under the applicable rules and regulations of the NYSE American.

Compensation Committee. The Compensation Committee reviews the performance of our executive officers, approves compensation programs for the executive officers (including salary and short- and long-term incentive programs) and reviews the overall compensation programs of the Company and its strategies related to human capital management. The Compensation Committee also administers our stock incentive plans and awards. During 2020, the Compensation Committee held three meetings.

The principal executive officer and principal financial officer of the Company generally attend portions of Compensation Committee meetings and provide input to the Compensation Committee with respect to issues affecting compensation, key responsibilities, corporate objectives and equity plan management and compliance. The principal executive officer makes recommendations to the Compensation Committee regarding the compensation of our executives and participates in discussions of such compensation. From time to time, other members of management and Company personnel may attend Compensation Committee meetings to provide presentations or participate where subject matters involving their expertise are discussed. No member of management is present during discussions of his or her performance or compensation, and no member of management (including the principal executive officer) is present during deliberations and voting with respect to the principal executive officer’s performance or compensation.

The Compensation Committee may, in its sole discretion, select, retain and obtain, at the Company’s expense, the advice of independent compensation consultants. The Compensation Committee has the authority to set the compensation and oversee the work of the compensation consultant. In 2020, the Compensation Committee engaged its existing compensation consultant, Meridian Compensation Partners (“Meridian”). Meridian reported directly to the Compensation Committee and served at the sole discretion of the Compensation Committee on such matters. The Compensation Committee has assessed the independence of Meridian pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent the consulting firm from providing independent advice to the Compensation Committee. For additional information regarding the services provided by Meridian during 2020, see “The Board, Its Committees and Its Compensation—Director Compensation” and “Executive Compensation—Compensation Consultant.”

The Compensation Committee also may, in its sole discretion, retain and obtain, at the Company’s expense, the advice and assistance of outside counsel and such other advisors as it deems necessary.

The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees. As of the Record Date, the Compensation Committee has not delegated such authority.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the nomination of directors for service on the Board of Directors and its committees, reviews and considers developments in corporate governance practices, reviews the Company’s environmental, social and governance policies and reporting, recommends to the Board of Directors policies and procedures with respect to corporate governance and reviews and recommends to the Board any responses to stockholder proposals. During 2020, the Nominating and Corporate Governance Committee held one meeting.

Board’s Role in Risk Oversight

One of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of strategic and operational risk exposure related to our business, which may include regulatory, human capital, environmental, legal, safety, information technology and security, litigation and reputation risks, among others. During the last twelve months, the Board has also reviewed risks related to the impact of the COVID-19 pandemic on the business and will continue to do so throughout the duration of the pandemic. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities, including material transactions and financings, as well as through its oversight of management and the committees of the Board of Directors. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board of Directors regarding, among other things, business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to the Company related to such matters. In addition, like all businesses, we also face threats to our cybersecurity, as we are reliant upon information systems and the Internet to conduct our business activities. In light of the pervasive and increasing threat from cyberattacks, the Board, with input from management, assesses the Company’s cybersecurity risks and the measures implemented by the Company to mitigate and prevent cyberattacks and respond to data breaches.

The Board has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

1.	The Audit Committee is responsible for discussing the Company’s overall risk assessment and risk management policies with management and our independent registered public accounting firm, as well as the Company’s plans to monitor and control any financial risk exposure. The Audit Committee is also responsible for primary risk oversight related to our internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. In addition, the Audit Committee reviews all related party transactions, including the risks related to those transactions impacting the Company.

2.	The Compensation Committee oversees our compensation programs and reviews the conduct incentivized by those programs, including the impact on risk-taking by our executive officers and employees, as well as our human capital management.

3.	The Nominating and Corporate Governance Committee oversees the organization, membership and structure of our Board of Directors and our corporate governance practices.

The committee members regularly report to the full Board of Directors on material developments in their areas of oversight. At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters related to risk assessment or risk management. Upon the request of the committees, our principal executive officer and principal financial officer attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held. Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure and Committee Composition” above.

Board Nomination Process

The Nominating and Corporate Governance Committee believes that members of the Company’s Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. The Nominating and Corporate Governance Committee has identified certain threshold criteria for Board nominees, which have been set forth in our Director Nominations Policy and include the following:

•	Integrity. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others.

•	Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to: (i) exercise independent judgment; or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•	Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•	Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

•	Expertise. Each candidate should possess professional and personal experiences and expertise relevant to the Company’s purpose, mission, and strategy.

•	Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. These include: contemporary governance concerns; regulatory obligations of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•	Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be available to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meetings of stockholders. Candidates shall be responsible for the management of other business and professional commitments, including service on the boards of other companies, so as not to interfere with or materially limit his or her ability to meet such Board and committee obligations.

•	Exceptions. Under exceptional and limited circumstances, the Nominating and Corporate Governance Committee may approve the candidacy of a nominee who does not satisfy all of the foregoing requirements if it believes the service of such nominee is in the best interests of the Company and its stockholders.

•	Corporate Governance Guidelines. Each candidate shall comply with the requirements set forth in the Corporate Governance Guidelines of the Company.

•	Additional Qualifications. In approving candidates for election as director, the Nominating and Corporate Governance Committee will also ensure that:

o	at least a majority of the directors serving at any time on the Board are independent, as defined under the applicable rules of the NYSE American, or any other national securities exchange on which the Common Stock is then listed;

o	at least three of the independent directors satisfy the applicable financial literacy and other requirements required for service on the audit committee under the rules of the NYSE American, or any other national securities exchange on which the Common Stock is then listed;

o	at least one of the independent directors has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities, as required under the rules of the NYSE American, or has experience that satisfies any similar requirements of any other national securities exchange on which the Common Stock is then listed (which experience may be presumed if the director qualifies as an audit committee financial expert under the SEC’s rules, if so permitted by the rules of the applicable national securities exchange);

o	at least one of the independent directors qualifies as an audit committee financial expert under the rules of the SEC;

o	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

o	at least some of the independent directors have general familiarity with an industry in which the Company conducts a substantial portion of its business or in related industries.

The Nominating and Corporate Governance Committee does not have a set policy or process for considering “diversity,” however that term may be defined, in identifying nominees. However, the Nominating and Corporate Governance Committee strives to identify and recruit individuals with diverse talents, experiences and backgrounds and will consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time and other relevant circumstances. In addition, in April 2020, the Board adopted resolutions requiring the Board to ensure that director nominees are chosen from a pool that includes diverse candidates, and affirming its commitment to a policy of inclusiveness to ensure that: diverse candidates are routinely sought as part of every Board candidate search undertaken by the Company; the Board strives to obtain diverse candidates by expanding director searches to include nominees from non-traditional backgrounds; and Board composition shall be periodically revisited to ensure that it reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. Our goal is to develop a Board whose membership is diverse in many ways, including race, gender, and ethnicity, as the Board recognizes that these attributes can play an important role in enhancing the dynamics of the Board. In the event that a vacancy on the Board arises in the future, the Board intends to use the opportunity to seek to expand the diversity of the Board. The Board will also review its composition periodically.

The Nominating and Corporate Governance Committee also will consider properly submitted stockholder candidates for membership on the Board of Directors. Any stockholder of the Company wishing to submit a candidate for the Nominating and Corporate Governance Committee’s consideration must provide a written notice recommending the candidate to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary or by email to corporatesecretary@wisgrp.com (with a confirmation copy sent by mail). The written notice must be timely submitted and include required information in accordance with the Company’s bylaws (see “Other Information—Stockholder Proposals for the 2022 Annual Meeting” below for more information). Candidates recommended by our stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Board Meetings

The Board held 11 meetings during 2020. Each of our directors who served on the Board during 2020 attended at least 75% of the aggregate meetings of the Board held during the period for which he served and the committees of the Board on which he served during the periods that he served. Each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he serves. In addition, the independent directors meet regularly in executive session without the presence of management.

Annual Meetings of Stockholders

Pursuant to our Corporate Governance Guidelines and Director Nominations Policy, directors are expected to attend all annual meetings of stockholders, either in person or telephonically. All then-serving directors attended the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). The Board anticipates that each director will attend the Annual Meeting.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has adopted a Code of Business Conduct and Ethics, which outlines the principles of legal and ethical business conduct under which we do business. The Code of Business Conduct and Ethics is applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. Upon written request to our Corporate Secretary sent to our principal executive offices, we will provide a copy of the Code of Business Conduct and Ethics free of charge. Any substantive amendment of the Code of Business Conduct and Ethics, and any waiver of the Code of Business Conduct and Ethics for executive officers or directors, will be made only after approval by the Board or a committee of the Board, and will be disclosed on our website. In addition, any such amendment or waiver will be disclosed within four days on a Form 8-K filed with the SEC if then required by applicable rules and regulations, including the rules of the NYSE American, which currently require a Form 8-K to be filed disclosing any waiver of the Code of Business Conduct and Ethics for directors and officers.

In addition, the Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines address issues such as the criteria and requirements for the selection and retention of members of the Board, the procedures and practices governing the operation and compensation of the Board and the principles under which management shall direct and operate the business of the Company and its subsidiaries. The Corporate Governance Guidelines are available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. Upon written request to our Corporate Secretary sent to our principal executive offices, we will provide a copy of the Corporate Governance Guidelines free of charge. Any substantive amendment of the Corporate Governance Guidelines will be made only after approval by the Board or a committee of the Board, and will be disclosed on our website.

Hedging or Pledging of Company Stock

Our insider trading policy prohibits our employees, officers and directors from engaging in hedging transactions involving Company stock or, unless approved in writing by the Company’s general counsel, holding Company stock in a margin account. Additionally, our officers and directors may only pledge securities with the consent of the Company. No named executive officer or director has pledged securities of the Company.

Communication with the Board of Directors

Interested parties, including stockholders, may contact the Board of Directors, including the non-management directors, or any committee of the Board of Directors by sending correspondence to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary or corporatesecretary@wisgrp.com. Any mail received by the Corporate Secretary will then be forwarded to the appropriate members of the Board of Directors or the appropriate committee for further action, if necessary. The non-management directors have requested that the Corporate Secretary not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

Director Compensation

Director compensation is determined by the Nominating and Corporate Governance Committee, subject to approval by the entire Board of Directors. Directors who are employed by our Company or any of our subsidiaries do not receive compensation for serving as directors. The objectives for our non-employee director compensation program are to attract highly qualified individuals to serve on the Board of Directors and align directors’ interests with the interests of our stockholders. The Nominating and Corporate Governance Committee reviews the program annually to confirm that it continues to meet these objectives.

To determine whether the director compensation program is competitive, the Nominating and Corporate Governance Committee considers general market information on program design and the advice of Meridian, the Compensation Committee’s independent compensation consultant. In recommending director compensation levels, the Nominating and Corporate Governance Committee also considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of members of the Board of Directors. The Nominating and Corporate Governance Committee recommends any change it considers appropriate to the full Board of Directors for its review and approval and includes the relevant information and data for the Board of Directors to use in its considerations.

In March 2020, effective as of January 1, 2020, pursuant to Meridian’s recommendations based on a competitive market analysis using our peer group, which is described below under “Executive Compensation—Compensation Consultant,” the Board approved a $5,000 increase in the annual cash retainer for each non-employee director, from $60,000 to $65,000, so that the cash fees and retainers were as follows for 2020:

•	$65,000 for each non-employee director;

•	$50,000 for the Board of Directors Chairperson;

•	$20,000 for the Audit Committee Chairperson;

•	$13,750 for the Compensation Committee Chairperson; and

•	$10,000 for the Nominating and Corporate Governance Committee Chairperson.

The Board also approved, pursuant to Meridian’s recommendations, a $10,000 increase in the value of the annual grant of restricted shares, from $80,000 to $90,000, which vests on the first anniversary of the date of grant.

In March 2021, the Board adopted a formal policy providing that any individual who ceases to be a director of the Company as a result of his or her death will fully vest in all of his or her unvested restricted shares held at such time.

The Board recognizes that ownership by the non-employee directors of our Common Stock will align their interests with the interests of our stockholders. As a result, each non-employee director is required to own the lesser of (i) shares with a value of three times his or her annual cash retainer or (ii) 8,000 shares. The target date for the existing directors to meet these stock ownership guidelines is five years from the date of his or her appointment. For purposes of these guidelines, the director will be deemed to “own” the Company’s shares that are beneficially owned by such person, including equity awards that will pay out within 60 days of the applicable measuring date. As of the Record Date, each non-employee director who was required to meet the ownership requirements met or exceeded the minimum ownership requirement.

2020 Director Compensation

The following table provides information on the compensation awarded to, earned by or paid to each person who served as a non-employee director during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Charles Macaluso(2)	$125,000	$90,000	$215,000
David A. B. Brown	$78,750	$90,000	$168,750
Steven D. Davis	$65,000	$90,000	$155,000
Robert B. Mills	$85,000	$90,000	$175,000
Nelson Obus	$65,000	$90,000	$155,000
Mitchell I. Quain(3)	$21,370	—	$21,370

(1)	The amounts in this column represent the aggregate grant date fair value of restricted shares granted to non-employee directors in 2020 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For a discussion of the assumptions we made in valuing the stock awards, see “Note 2—Summary of Significant Accounting Policies—Stock-Based Compensation Expense” and “Note 12—Stock-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020. The total number of unvested restricted shares held by each non-employee director as of December 31, 2020 was as follows:

Name	Unvested Restricted Shares (#)
Charles Macaluso	115,854
David A. B. Brown	115,854
Steven D. Davis	87,441
Robert B. Mills	115,854
Nelson Obus	115,854
Mitchell I. Quain	—

(2)	Mr. Macaluso passed away on February 22, 2021. On March 5, 2021, in recognition of Mr. Macaluso’s long and exemplary service on the Board, the Board exercised its discretion pursuant to the terms of the relevant restricted share awards to fully vest all of Mr. Macaluso’s unvested restricted shares.

(3)	Mr. Quain was appointed to the Board effective September 2, 2020 and received pro-rated cash compensation for his service as a non-employee director during 2020. He did not receive a grant of restricted shares during 2020.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal to Ratify Appointment of Moss Adams

Moss Adams has served as the Company’s independent registered public accounting firm since November 2017. Representatives of Moss Adams are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee has approved the engagement of Moss Adams to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2021. The Board of Directors is asking stockholders to ratify this appointment. Although current laws, rules and regulations, as well as the charter of the Audit Committee, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of an independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Moss Adams for ratification by stockholders as a matter of good corporate governance.

If the stockholders should fail to ratify the selection of Moss Adams as the Company’s independent registered public accounting firm for fiscal year 2021, the Audit Committee may consider the appointment of a different independent registered public accounting firm for fiscal year 2021. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and its stockholders.

Audit and Non-Audit Fees

The following table sets forth the estimated or actual fees paid or accrued by us for professional accounting fees and services rendered for the years ended December 31, 2020 and 2019.

($ in thousands)	2020	2019
Audit Fees(1)	$377	$472
Audit-Related Fees(2)	86	—
Tax Fees	—	—
All Other Fees	—	—
Total	$463	$472

(1)	Audit fees are fees that were charged for the audit of our annual financial statements included in our annual report on Form 10-K and review of unaudited financial statements included in our quarterly reports on Form 10-Q; for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; and all costs and expenses in connection with the above. For 2020 and 2019, includes fees related to services rendered in connection with the issuance of a consent related to a Registration Statement on Form S-1 and, for 2020, Registration Statements on Form S-8 and standalone reviews for the Company’s subsidiaries.

(2)	Audit-related fees for 2020 consisted of fees related to contract compliance audits.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services included in the table above were pre-approved by the Audit Committee.

When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting. All fees paid to our independent registered public accounting firm during the periods covered by the Annual Report on Form 10-K for the year ended December 31, 2020 were in accordance with this pre-approval policy.

Required Vote

Stockholders may cast their vote “for,” “against” or “abstain” from voting on this proposal. Ratification of the appointment of Moss Adams as our independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of a majority of votes cast, meaning the number of shares voted “for” the ratification of the appointment of Moss Adams must exceed the number of shares voted “against” the proposal. Abstentions are not considered votes cast and will have no effect on the vote for this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

EXECUTIVE COMPENSATION

This section describes the 2020 compensation program established by the Compensation Committee for our named executive officers. Our named executive officers for 2020 include the following:

•	Tracy D. Pagliara, President and Chief Executive Officer;

•	Randall R. Lay, Senior Vice President and Chief Financial Officer;

•	Michael K. (“Kelly”) Powers, President, Operations and Business Development; and

•	Matthew J. Petrizzo, the former President, Energy and Industrial, whose position was eliminated effective August 28, 2020.

This section focuses primarily on the compensation earned by our current named executive officers, but also describes, where appropriate, the compensation earned by Mr. Petrizzo.

2020 Summary Compensation Table

The following table presents information regarding the compensation earned by our named executive officers in each of 2020 and 2019, as applicable.

Name and Principal Position	Year	Salary ($)(7)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Tracy D. Pagliara	2020	519,596	—		459,869	398,845	31,899	(3)	1,410,209
President and Chief Executive Officer	2019	503,846	—		605,151	305,071	52,593		1,466,661
Randall R. Lay Senior Vice President and Chief Financial Officer	2020	350,192	—		221,003	214,497	22,668	(4)	808,360
Kelly Powers(8) President, Operations and Business Development	2020	311,885	5,742	(9)	153,290	182,916	4,258	(5)	658,091
	2019	302,308	—		196,674	150,000	9,500		658,482
Matthew J. Petrizzo	2020	208,250	—		153,290	102,036	338,400	(6)	801,976
Former President, Energy and Industrial	2019	302,308	—		196,674	113,547	5,835		618,364

(1)	This column does not reflect the value of stock awards that were earned by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of time-based restricted stock units (sometimes referred to as “RSUs”) and performance-based awards granted to our named executive officers in the applicable year, computed in accordance with FASB ASC Topic 718. The grant date fair value of the performance-based awards was based on the probable outcome of the applicable performance conditions as of the date of grant. The grant date fair value of the performance-based RSUs for 2020, assuming that the maximum level of performance would be achieved, was as follows: for Mr. Pagliara, $616,223; for Mr. Lay, $296,144; for Mr. Powers, $205,408; and for Mr. Petrizzo, $205,408. For a discussion of the assumptions we made in valuing the time-based RSUs and performance-based awards, please refer to “Note 2—Summary of Significant Accounting Policies—Stock-Based Compensation Expense” and “Note 12—Stock-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	This column reflects amounts earned by our named executive officers under our short-term incentive (“STI”) plan for the applicable year based on achievement of the applicable performance goals. Mr. Petrizzo’s amount was pro-rated for 2020 due to his departure.

(3)	Pursuant to his employment agreement, Mr. Pagliara was required to perform his duties and responsibilities as Chief Executive Officer in Tucker, Georgia commencing September 1, 2018. In exchange, the Company agreed, under his employment agreement, to reimburse Mr. Pagliara for the following expenses: (i) the costs of airline tickets (and related ground transportation and parking) for trips from Atlanta, Georgia to visit his family ($3,940 in 2020); (ii) the costs of renting an apartment in Atlanta and the related utilities ($21,095 in 2020); and (iii) the aggregate incremental costs of providing an automobile for business use ($556 in 2020). In addition, Mr. Pagliara received 401(k) matching contributions of $6,308 in 2020.

(4)	Pursuant to his employment agreement, Mr. Lay was required to perform his duties and responsibilities as Chief Financial Officer in Tucker, Georgia. In exchange, the Company agreed, under his employment agreement, to reimburse Mr. Lay for the following expenses: (i) the costs of airline tickets (and related ground transportation and parking) for trips from Atlanta, Georgia to his residence ($0 in 2020); (ii) the costs of renting an apartment in Atlanta and the related utilities ($17,410 in 2020); and (iii) the aggregate incremental costs of providing an automobile for business use ($1,473 in 2020). In addition, Mr. Lay received 401(k) matching contributions of $3,785 for 2020.

(5)	For Mr. Powers, reflects 401(k) matching contributions of $4,258 for 2020.

(6)	For Mr. Petrizzo, reflects 401(k) matching contributions of $3,785 for 2020, plus the severance benefits due under his offer letter dated October 10, 2018, which included 12 months of continued base salary (total of $317,000) and subsidized COBRA premiums for up to one year (total of $17,615).

(7)	Due to an administrative error, the salary received by Messrs. Pagliara, Powers and Petrizzo during the 2019 fiscal year was incorrectly reported as $525,969, $314,509 and $315,206, respectively. The correct value is reflected in the Summary Compensation Table above.

(8)	Mr. Powers was appointed our President, Operations and Business Development, in August 2020. He previously served as President, Power, beginning in August 2019.

(9)	Represents discretionary increase in STI payout.

Employment and Separation Arrangements

Employment Agreements

On June 20, 2018, in connection with Mr. Pagliara’s appointment as President and Chief Executive Officer of the Company on April 13, 2018, Mr. Pagliara entered into a new employment agreement with the Company (the “Pagliara Employment Agreement”), which replaced the Co-CEO employment agreement that was previously in place. The Pagliara Employment Agreement provides for an initial term of one year with automatic one-year renewals unless earlier terminated pursuant to the provisions of the Pagliara Employment Agreement or written notice of non-renewal is delivered by either party at least 90 days prior to the expiration of the then-current term. As of June 20, 2018, Mr. Pagliara’s annual base salary was $500,000 and his STI bonus opportunity target was 80% of his annual base salary. The Pagliara Employment Agreement also provided that Mr. Pagliara’s annual incentive bonus for the 2018 fiscal year would not be less than his target STI and that he was eligible to earn more than his target STI based on the extent to which the Company achieved certain performance goals. Mr. Pagliara is additionally eligible to participate in the Company’s long-term incentive (“LTI”) program, with a target LTI of 125% of his annual base salary.

The Pagliara Employment Agreement entitles Mr. Pagliara to certain severance benefits if the Company terminates his employment other than for Disability or Cause (including by reason of the Company not renewing the term), or if he terminates his employment for Good Reason (a “Qualified Termination”). In such event, subject to Mr. Pagliara signing and not revoking a release of claims in favor of the Company, the Company would pay him, among other things, continued annual base salary for an 18-month period, subsidized health insurance premiums for 12 months, STI earned for the prior year, if not paid, and, if terminated on or after April 1, a pro-rated STI based on actual results. If the Qualified Termination occurred within 90 days before or two years after a Change in Control of the Company, then the Company would pay or cause to be paid to Mr. Pagliara the following additional benefits: (i) his target STI for the fiscal year in which the termination occurs (without pro-ration), and (ii) his then-outstanding equity incentive awards would become vested in full (without pro-ration), with any specified performance objectives deemed to be satisfied at the “target” level. The Company would pay lower amounts of severance benefits if Mr. Pagliara’s employment were terminated due to death or Disability. The Company also agreed to reimburse Mr. Pagliara for certain reasonable travel and other out-of-pocket expenses, including certain costs associated with his relocation from Dallas, Texas to the Company’s headquarters office in Tucker, Georgia. The Pagliara Employment Agreement additionally contains standard restrictive covenants.

On September 30, 2019, in connection with Mr. Lay’s appointment as Senior Vice President and Chief Financial Officer, the Company entered into an employment agreement (the “Lay Employment Agreement”) with Mr. Lay. The Lay Employment Agreement provides for an initial term of one year with automatic one-year renewals unless earlier terminated pursuant to the provisions of the Lay Employment Agreement or written notice of non-renewal is delivered by either party at least 90 days prior to the expiration of the then-current term. Mr. Lay’s annual base salary was set at $325,000, which was to be increased to $350,000, effective as of April 1, 2020 (subject to a satisfactory performance review by the Board of Directors of the Company). Mr. Lay’s STI bonus opportunity target is 65% of his annual base salary, and he additionally received an LTI award as an employment inducement award, granted outside of the Company’s 2015 Equity Incentive Plan (as amended and restated, the “2015 Equity Incentive Plan”), comprised of RSUs in respect of 150,000 shares. Of those, 100,000 RSUs are subject to time-based vesting conditions (with vesting in three equal annual installments on each of March 31, 2020, 2021 and 2022) and 50,000 are subject to performance-based vesting conditions (with vesting in two equal annual installments on each of March 31, 2021 and 2022, subject to achievement of the performance metrics to be established by the Board of Directors for the years ended December 31, 2020 and 2021). Such awards are subject to the terms and conditions of the respective award agreements.

The Lay Employment Agreement entitles Mr. Lay to certain severance benefits if he incurs a Qualified Termination. In such event, subject to Mr. Lay signing and not revoking a release of claims in favor of the Company, the Company would pay him, among other things, continued annual base salary for a 12-month period, subsidized health insurance premiums for 12 months, STI earned for the prior year, if not paid, and, if terminated on or after April 1, a pro-rated STI based on actual results. If the Qualified Termination occurred within 90 days before or two years after a Change in Control of the Company, then the Company would pay or cause to be paid to Mr. Lay the following additional benefits: (i) his target STI for the fiscal year in which the termination occurs (without pro-ration), and (ii) his then-outstanding equity incentive awards would become vested in full (without pro-ration), with any specified performance objectives deemed to be satisfied at the “target” level. The Company would pay lower amounts of severance benefits if Mr. Lay’s employment is terminated due to death or Disability. The Company has also agreed to reimburse Mr. Lay for certain reasonable travel and other out-of-pocket expenses, including certain costs associated with his travel to the Company’s headquarters in Tucker, Georgia. The Lay Employment Agreement additionally contains standard restrictive covenants.

All capitalized terms used but not defined herein have the meanings set forth in the respective employment agreement.

Offer Letter for Mr. Powers

On November 14, 2019, the Company provided an offer letter to Mr. Powers, which outlined his compensation levels in connection with his appointment as President, Power. Under the terms of the offer letter, Mr. Powers was entitled to an annual base salary of $307,500 and a target STI opportunity equal to 70% of his annual base salary.

Executive Severance Plan

In 2020, Mr. Powers participated in the Executive Severance Plan (“ESP”), which entitled him to severance benefits in the event of an involuntary termination of employment other than for “cause” or a termination by the executive for “good reason” (as defined by the ESP). The severance benefits equal: (i) salary continuation of one year, (ii) payment of the STI earned for the fiscal year preceding the date of termination to the extent not previously paid, and (iii) if the date of termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, a pro-rated STI for the year of termination based on actual performance results for the entire year. In exchange for the severance benefits, Mr. Powers must sign a release of claims.

Separation Agreement with Mr. Petrizzo

On August 28, 2020, the Company eliminated the position of President, Energy and Industrial. Matthew J. Petrizzo, the former President, Energy and Industrial, also departed the Company on that date. Mr. Petrizzo’s departure constituted a termination without “cause” under his employment offer letter dated October 10, 2018. As such, he was entitled to certain compensation and benefits associated with such termination in accordance with the Separation Agreement entered into with Mr. Petrizzo in connection with his departure (the “Separation Agreement”), which confirms that he will receive the severance benefits due under his offer letter. Under the terms of the Separation Agreement, the Company agreed to pay Mr. Petrizzo 12 months of continued base salary, a pro-rated STI for the 2020 fiscal year, based on actual performance results for the full fiscal year, and subsidized COBRA premiums for up to one year. The Separation Agreement required Mr. Petrizzo to reaffirm the restrictive covenants in his confidentiality and restrictive covenants agreement with the Company and to sign a standard release of claims. Under the terms of the applicable equity award agreements, all restricted stock units held by Mr. Petrizzo vested on a pro-rated basis, with any performance-based awards subject to actual performance results for the applicable performance period.

Elements of Total Direct Compensation

The overriding objective of our compensation program in 2020 was to attract and retain a quality management team capable of re-establishing a solid foundation for our business through process discipline, operating rigor and accountability, while continuing to provide our customers with high quality services.

A brief summary of our total direct compensation—consisting of base salary, STI opportunities and LTI opportunities—for our named executive officers is set forth below.

Annual Base Salaries

The Compensation Committee intends to provide our named executive officers with competitive base salaries that are commensurate with their job responsibilities, experience and performance.

Mr. Lay’s annual base salary initially was $325,000 commencing upon his appointment as Chief Financial Officer on September 30, 2019. Under the terms of the Lay Employment Agreement, his base salary was increased to $350,000, effective as of April 1, 2020.

In March 2020, the independent members of the Board approved a base salary increase of 3% for each of Messrs. Pagliara, Powers and Petrizzo, to $527,875, $317,000 and $317,000, respectively, and an increase in Mr. Lay’s salary to $365,000, each effective July 1, 2020.

Short-Term Incentive Compensation

The STI plan is designed to motivate our named executive officers to achieve each year’s business plan objectives.

The 2020 target STI award opportunity for each named executive officer was as follows: 90% of annual base salary for Mr. Pagliara and 70% of annual base salary for each of Mr. Lay, Mr. Powers, and Mr. Petrizzo.

The STI program for Mr. Pagliara and Mr. Lay was weighted 65% Consolidated Adjusted EBITDA, 12.5% Accounts Receivable Improvement, 12.5% Accounts Payable Improvement, and 10% Safety. The STI program for Mr. Powers and Mr. Petrizzo was weighted 40% Consolidated Adjusted EBITDA, 25% business unit Adjusted EBITDA (Power for Mr. Powers and Energy and Industrial for Mr. Petrizzo), 12.5% Accounts Receivable Improvement, 12.5% Accounts Payable Improvement and 10% Safety.

The following chart sets forth the performance goals and targets under the 2020 STI program, along with the actual results and payout percentage.

Goal	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual Result	Payout Percentage
Consolidated Adjusted EBITDA	$16,685,415 (90% of Target)	$18,539,350	$22,247,220 (120% of Target)	$16,910,808	56.08%
Power Adjusted EBITDA	$14,115,488 (90% of Target)	$15,683,876	$18,820,651 (120% of Target)	$14,115,488*	50%*
E&I Adjusted EBITDA	$2,569,927 (90% of Target)	$2,855,475	$3,426,570 (120% of Target)	$614,695	0%
Accounts Receivable Improvement	A/R 4 Days	A/R 5 Days	A/R 6 Days	A/R 5 Days	100%
Accounts Payable Improvement	A/P 1 Day	A/P 2 Days	A/P 3 Days	A/P 16 Days	200%
Safety
50% # of Good Catch Programs Established	3	5	8	8	100%**
50% Lost Time Incident Rate	0.08	0.04	0.00	0.15
Override	Recordable Injury Rate (RIR) < 0.5 results in maximum payout for entire safety metric			RIR = 0.38
Hurdle	SIR = 0. SIR > 0 results in no payout, regardless of achievement of the other safety metrics. SIR is an injury result that is considered life altering.				N/A

*Note: The preliminary results for Power’s adjusted EBITDA was $14.0 million, resulting in a shortfall of approximately $53,000 to threshold. The Compensation Committee adjusted the results to provide for threshold performance.

**Note: RIR performance was 0.38, which would have resulted in maximum payout for the safety metric; however, the payout for the safety metric was capped at target based on management’s recommendation to incentivize employees to avoid lost-time injuries in the future.

Based on the above, the achievement level for each named executive officer under the 2020 STI program is set forth below. Actual payouts for each named executive officer under the 2020 STI program are listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	Achievement Level
Mr. Pagliara	84%
Mr. Lay	84%
Mr. Powers	82%
Mr. Petrizzo	70%

2020 Long-Term Incentive Compensation

As part of its annual management performance evaluation, the Compensation Committee reviewed the LTI award levels for 2020 for our named executive officers. When considering appropriate award levels, the Compensation Committee considered its assessment of each executive’s general performance during the year, as well as his relative roles and responsibilities and potential within the Company, our burn rate, the potential dilution that will occur to our stockholders and the median levels of market surveys. Based on this information, the Compensation Committee established the following LTI target opportunities for 2020: 135% of annual base salary for Mr. Pagliara, 95% of annual base salary for Mr. Lay, and 75% of annual base salary for Mr. Powers and Mr. Petrizzo.

In March 2020, the Compensation Committee approved our 2020 LTI program, which consists of performance-based restricted stock unit awards (2/3 value), which vest in full on March 31, 2023, subject to achievement of performance conditions, and time-based restricted stock unit awards (1/3 value), which vest in equal annual installments over three years. The Compensation Committee has the discretion to pay the awards in cash or shares; provided that the first tranche of the time-based awards would be paid in shares.

The performance-based awards had three annual performance periods (fiscal years 2020, 2021 and 2022), with operating income and free cash flow goals (equally weighted) for each year established on the date of grant. The annual achievement levels are accumulated over the three-year performance period and the earned amounts, if any, vest on March 31, 2023.

For purposes of the 2020 fiscal year, operating income was defined as gross margin less selling, general and administrative expenses. Free cash flow was defined as adjusted EBITDA less interest, CapEx and cash taxes. The financial results for both goals are adjusted to exclude stock compensation expense under any outstanding LTI program for current or future years. The Company’s operating income for 2020 was $9.46 million (compared to a threshold of $12.1 million) and the Company’s free cash flow for 2020 was $7.7 million (compared to a threshold of $9.4 million), which resulted in no payout for the units allocated to the 2020 fiscal year.

We did not make any adjustments to the operating income and free cash flow results for 2020, although we estimate that COVID-19 had a negative impact on operating income and free cash flow. Rather than adjust the 2020 results to reflect the impact of COVID-19, the Compensation Committee adjusted the 2021 and 2022 performance goals, so that the 2021 goals require a significant growth rate over 2020 results and the 2022 goals require a 25% growth rate over 2021 results. In addition, the three-year average payout level for each performance objective replaces the actual payout level for any fiscal year (including, without limitation, 2020) where the actual payout is less than the three-year average.

2019 Long-Term Incentive Program

Our 2019 LTI program consists of performance-based awards (2/3 value) and time-based restricted stock unit awards (1/3 value). One third of the performance-based award value was allocated to each of the 2019, 2020 and 2021 fiscal years. The performance award is earned based on the extent to which we achieve a performance goal established by the Compensation Committee for each such fiscal year. If earned, the performance award vests based on continued service through March 31 of the following year—for example, the award earned for the 2020 fiscal year vested on March 31, 2021.

The performance goal for 2020 was year-end backlog performance expressed in margin dollars. Because of COVID-19, our ability to book backlog in the normal course was impaired during 2020, particularly in Florida, New York, and Canada and with respect to new customers. As a result, the Compensation Committee authorized an adjustment to the 2020 performance results to add $51.9 million of orders to December 31, 2020 backlog that were booked in early 2021 but delayed due to the impact of the COVID-19 pandemic, which resulted in a payout level of approximately 97%. The performance goal and related achievement levels for the 2020 fiscal year are set forth below.

Performance Goal	Threshold (50% payout of 1/3 of the Performance Award Amount)	Target (100% payout of 1/3 of the Performance Award Amount)	Maximum (200% payout of 1/3 of the Performance Award Amount)	Actual Results	Achievement Level for 1/3 of the Performance Award Amount
2020 year-end backlog performance expressed in margin dollars*	$23.1 million	$25.2 million	$35.7 million	$24.5 million	97%

*	The Performance goal is tied to Company backlog, expressed in total margin dollars, at the end of the performance period (i.e., December 31, 2020). Margin dollars associated with lump sum contracts were discounted by 20% to risk adjust the total margin backlog. Orders in backlog with a margin of less than 4% were excluded. Straight line interpolation was used for performance between threshold, target and maximum levels.

The Compensation Committee increased the payout level from 97% to 100%, given that the Company had already accrued for a 100% payout. The Compensation Committee elected to pay the awards in shares under the 2015 Equity Incentive Plan.

2016, 2017 and 2018 Long-Term Incentive Programs

The Company previously granted (i) performance-based restricted stock units under the 2016 LTI program, which vest if the Company achieves a per share stock price of $5.50 for 30 consecutive trading days prior to August 5, 2021, (ii) performance-based restricted stock units under the 2017 LTI program, which vest if the Company achieves a per share stock price of $6.00 for 30 consecutive trading days prior to March 31, 2021 (pursuant to an extension from the initial vesting date of March 31, 2020, which extension was approved by the Compensation Committee in February 2020), and (iii) performance-based restricted stock units under the 2018 LTI program, which vest if the Company achieves a per share stock price of at least $5.00 for any period of 30 consecutive trading days prior to June 30, 2021 (collectively, the “LTI Performance Awards”).

The LTI Performance Awards were made during a time when the Company was dealing with the impact of a major restatement of its financial statements, significant liquidity challenges, declining performance of its business units and the need to complete a substantial restructuring of the organization in order to survive. With this in mind, and for the reasons described below, the Compensation Committee extended the performance period for each of the LTI Performance Awards to December 31, 2022. This extension will ideally permit current employees to vest in an outstanding award if (i) he or she remains employed until that date, and (ii) the applicable stock price goal has been achieved on or before that date.

The Compensation Committee approved this modification for several reasons. First, the LTI Performance Awards were intended to focus management on increasing our stock price through the restructuring and exploration of potential strategic alternatives for the Company. We have since shifted our focus to rebuilding the business, and the Company is generating strong financial results with a more diversified backlog and strong pipeline as a stand-alone business. In this regard, the Compensation Committee has confidence in management’s current business strategy and desires to retain existing management to pursue this strategy further. Second, the Compensation Committee did not want to unfairly penalize management for taking decisive action to re-position the Company for future success. For example, we implemented a Rights Offering (as defined below) in 2020. The Rights Offering improved our liquidity, but also caused a decline in our share price during 2019 and early 2020 and limited our ability to improve our share price despite more favorable performance. As another example, COVID-19 delayed our ability to complete our refinancing by six months and correspondingly delayed our ability to become listed on the NYSE American, which placed additional downward pressure on our share price. Finally, we completed our refinancing in December 2020 and listed on the NYSE American in February 2021. As a result, we have experienced significant improvement in our stock price. In sum, the Compensation Committee wanted to provide management the opportunity to benefit from the LTI Performance Awards if this trend continues and management continues to effectively implement our strategic plan and create long-term stockholder value.

Compensation Policies

We maintain compensation policies and practices that are designed to align the interests of our named executive officers with our stockholders.

•	Stock Ownership Guidelines. Our stock ownership guidelines require the officers of the Company to hold a minimum level of the Company’s shares of Common Stock: for the Chief Executive Officer position, the lesser of three times his or her base salary or 75,000 shares, and for the other named executive officers, the lesser of two times his or her base salary or 40,000 shares. These guidelines are designed so that each executive has personal wealth tied to the long-term success of the Company and is therefore aligned with stockholder interests. The target date for named executive officers to meet these stock ownership guidelines is five years from the date of his or her appointment. As of the Record Date, each current named executive officer who was required to meet the ownership requirements met or exceeded the minimum ownership requirement.

•	No Hedging or Pledging of Company Stock. Our insider trading policy prohibits our employees, officers and directors from engaging in hedging transactions involving Company stock or, unless approved in writing by the Company’s general counsel, holding Company stock in a margin account. Additionally, our officers and directors may only pledge securities with the consent of the Company. No named executive officer or director has pledged securities.

•	Claw Back Policy. We maintain a “claw back” policy, under which our Board has the ability to require our executive officers to forfeit or repay STI awards and other performance-based compensation if: (i) the payment, grant or vesting of the compensation was based upon financial results that were subsequently restated; (ii) the Board determines, in its sole discretion, that the officer engaged in fraud or misconduct that caused or contributed to the need for the restatement; (iii) the officer received more compensation than he or she would have received if the financial results had been properly reported; and (iv) the Board determines, in its sole discretion, that forfeiture or repayment of all or a portion of the officer’s performance-based compensation is in the best interest of the Company and its stockholders.

•	No Excise Tax Gross Ups. We do not provide excise tax gross ups for severance benefits received in connection with a change in control of the Company.

•	Double Trigger Vesting. Our 2015 Equity Incentive Plan provides for “double trigger” vesting of equity awards assumed in a change in control transaction, so that the awards will not automatically vest on a change in control. Instead, the awards assumed in a transaction will continue to vest on their regularly-scheduled vesting date or, if earlier, upon a termination without cause or resignation for good reason within two years after a change in control.

•	No Supplemental Executive Retirement Plan. We do not maintain a supplemental executive retirement plan or any other type of defined benefit retirement plan.

•	Risk Assessment. We believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on us. Although a significant portion of our executive compensation program traditionally has been performance-based, we have focused on aligning our compensation policies with the long-term interests of our stockholders and avoiding rewards that could create excessive or inappropriate risks to the Company.

•	Consideration of “Say-on-Pay” Vote. At the 2020 Annual Meeting, stockholders showed support for our executive compensation program by approving the compensation of our named executive officers by a vote of approximately 80% of the shares represented in person or by proxy. The Compensation Committee views the support of our stockholders as an endorsement of our compensation program and objectives.

Compensation Consultant

Competitive Market Practices

We believe that each element of our compensation program should remain competitive in order to retain, and, if necessary, attract experienced, high-caliber executives.

When setting 2020 compensation levels for the named executive officers, the Compensation Committee retained Meridian as its independent compensation consultant, reporting directly to the Compensation Committee and serving at the sole discretion of the Compensation Committee. During its engagement, Meridian was asked to review competitive compensation data, including pay mix and compensation levels. The compensation data was derived from several sources, including the companies in a compensation peer group established by the Compensation Committee, with the advice of Meridian, and selected compensation surveys. Each of these sources is described below. In general, the market data was regressed to match our projected revenue for 2020.

The Compensation Committee generally attempts to structure total cash compensation for named executive officers at approximately +/-10% of the market median, and LTI and total target pay within +/-15% of the market median. The Compensation Committee, however, retains discretion to adjust specific compensation elements and levels above or below these guidelines in order to respond to market conditions, promotions, new hires, individual performance or other circumstances.

Compensation Peer Group

Our compensation peer group consists of 18 companies in the construction, energy and industrial products and machinery industries. The members of the compensation peer group are as follows:

Compensation Peer Group
Aegion Corporation	Infrastructure and Energy Alternatives, Inc.
Ameresco, Inc.	Limbach Holdings, Inc.
Argan, Inc.	Matrix Service Company
AZZ Inc.	Nuverra Environmental Solutions, Inc.
Charah Solutions, Inc.	Orion Group Holdings, Inc.
Concrete Pumping Holdings, Inc.	Quintana Energy Services Inc.*
Hudson Technologies, Inc.	Ranger Energy Services, Inc.
IES Holdings, Inc.	Smart Sand, Inc.
Independence Contract Drilling, Inc.	The Goldfield Corporation**

*	As of July 2021, Quintana Energy Services Inc. is a subsidiary of KLX Energy Services Holdings, Inc.

**	Acquired by FR Utility Services, Inc. in December 2020.

The Compensation Committee also reviews market data from a special cut of an Equilar Top 25 Survey, focusing on companies with $50 million to $1 billion in annual revenues in the construction, energy and industrial products and machinery industries.

Retirement and Welfare Benefits

We make available to each of our named executive officers certain benefits that are generally available to all salaried employees, including medical, dental, vision, life, accidental death and dismemberment, travel accident and short- and long-term disability insurance. All of our named executive officers are entitled to participate in our 401(k) plan and its flexible spending benefit plan and are entitled to four weeks of paid vacation each year. These benefits are made available so that we can provide competitive compensation to our salaried employees and our named executive officers.

2020 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unvested equity awards held by each of our named executive officers as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Tracy D. Pagliara	228,665	594,529	590,729	1,535,895
Randall R. Lay	132,371	344,165	183,398	476,835
Kelly Powers	72,751	189,153	157,326	409,048
Matthew J. Petrizzo	—	—	19,559	50,853

(1)	This column reflects the sum of unvested time-based RSUs held by each named executive officer as of December 31, 2020.

(2)	The following table shows the vesting schedules for the unvested time-based RSUs outstanding as of December 31, 2020.

Name	March 31, 2021	March 31, 2022	March 31, 2023
Tracy D. Pagliara	108,908	74,185	45,572
Randall R. Lay	55,234	55,235	21,902
Kelly Powers	33,163	24,397	15,191
Matthew J. Petrizzo	—	—	—

(3)	The market value is based on the closing market price of our Common Stock on the last trading day of 2020 ($2.60).

(4)	This column reflects the sum of the unvested performance-based and market-based awards held by each named executive officer as of December 31, 2020, assuming “target” performance. Under the 2016-2018 LTI programs, as modified by the Compensation Committee on March 5, 2021, the 2016 performance awards generally vest if the Company achieves a per share price greater than or equal to $5.50 for any period of 30 consecutive trading days during the period ending December 31, 2022, the 2017 performance awards generally vest if the Company achieves a trading price per share greater than or equal to $6.00 for any period of 30 consecutive trading days during the period ending on December 31, 2022, and the 2018 performance awards generally vest if the Company achieves a per share stock price of at least $5.00 for any period of 30 consecutive trading days at any time prior to December 31, 2022, in each case subject to continued service. Other than for Mr. Lay, the 2019 performance awards generally vest in three equal annual installments on each of March 31, 2020, 2021 and 2022, subject to achievement of the performance metrics to be established by the Compensation Committee for the years ended December 31, 2019, 2020 and 2021. Such 2019 awards are denominated in cash but payable in cash or shares at the election of the Company. Mr. Lay received an inducement grant of 50,000 performance-based RSUs in September 2019, which vest in two equal annual installments on March 31, 2021 and 2022, subject to achievement of the same performance metrics as the 2019 performance awards granted to the other named executive officers. For purposes of this table, the cash amount under the 2019 awards granted to Messrs. Pagliara, Powers and Petrizzo is expressed in shares using the closing market price of our Common Stock on the last trading day of 2020 ($2.60). The 2020 awards had three annual performance periods (fiscal years 2020, 2021 and 2022), with the goals for each year established on the date of grant. The annual achievement levels are accumulated over the three-year performance period and the earned amounts, if any, vest on March 31, 2023.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 about the Company’s equity compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	2,650,258	(1)	—	1,780,675	(2)
Equity compensation plans not approved by security holders(3)	807,573	(3)	—	—
Total	3,457,831		—	1,780,675

(1)	Consists of outstanding time-based RSUs and performance-based awards granted at target under the 2015 Equity Incentive Plan at December 31, 2020. The 2019 awards are denominated in cash but payable in cash or shares at the election of the Company. For purposes of this table, the cash amount under the 2019 awards is expressed in shares using the closing market price of our Common Stock on the last trading day of 2020 ($2.60).

(2)	Represents the number of available shares under the 2015 Equity Incentive Plan as of December 31, 2020. The Company is authorized to issue up to 3,500,000 shares of Common Stock under the 2015 Equity Incentive Plan. As of December 31, 2020, 1,780,675 shares remained available to settle (i) outstanding time-based RSUs and performance-based awards, and (ii) future equity awards. The Company acknowledges that the aggregate number of shares of Common Stock subject to outstanding awards under the 2015 Equity Incentive Plan may exceed the maximum number of shares authorized for issuance under the plan, as it is anticipated and expected that as a result of withholdings, forfeitures and the settlement of awards in cash, the number of share awards actually issued will not exceed the maximum number of shares available under the 2015 Equity Incentive Plan. Therefore, it is anticipated and expected that the Company’s share reserve will fluctuate under the 2015 Equity Incentive Plan when shares are actually issued upon vesting of awards, net of shares forfeited or shares withheld for applicable taxes. As is provided for in the awards, the Company will settle in cash outstanding awards under the 2015 Equity Incentive Plan to the extent the settlement of such awards in shares would decrease the share reserve below zero.

(3)	Represents the number of inducement grants made prior to December 31, 2020 in the form of time-based RSUs and performance-based awards, consisting of 337,614 shares upon vesting of time-based awards granted outside of an equity incentive plan, and 469,959 shares upon vesting of performance-based RSUs granted outside of an equity incentive plan, assuming “target” performance.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

At the 2018 Annual Meeting of Stockholders, our stockholders recommended that our Board hold say-on-pay votes on an annual basis. This advisory vote was accepted by the Board of Directors. As a result, and pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our named executive officers as described in this proxy statement. At the 2020 Annual Meeting, approximately 80% of our stockholders who cast votes approved the compensation of our named executive officers.

We anticipate that stockholders will next have the opportunity to vote on the frequency of future votes on named executive officer compensation at the 2024 Annual Meeting.

Advisory Resolution

The Board of Directors recommends that stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement by approving the following advisory resolution:

“RESOLVED, that the stockholders of Williams Industrial Services Group Inc. (the “Company”) approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the 2020 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

Stockholders may cast their vote “for,” “against” or “abstain” from voting on this proposal. The advisory vote regarding the compensation of the named executive officers described in this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal, meaning the number of shares voted “for” this proposal must exceed the number of shares voted “against” it. Abstentions and broker non-votes are not considered votes cast and will therefore have no effect on the vote for this proposal.

Because this vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and will take into account the outcome of the vote when and as it deems appropriate when making determinations regarding executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADVISORY, NON-BINDING APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as indicated otherwise, the following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of our Common Stock by holders of greater than 5% of our Common Stock that have filed ownership reports with the SEC, each of our current directors, each of our named executive officers named in the Summary Compensation Table, and all of our current directors and executive officers as a group. Except as otherwise indicated, addresses are c/o Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares (#)	Percentage of Class (%)(1)
Greater than 5% Holders:
Wynnefield Affiliates(2)	6,351,906	24.5%
Wax Asset Management, LLC(3)	2,836,954	11.0%
Emancipation Management LLC(4)	2,448,498	9.5%
Minerva Advisors LLC(5)	2,092,422	8.1%
Catalysis Partners, LLC(6)	1,610,000	6.2%

Directors and Named Executive Officers:
Robert B. Mills(7)	317,814	1.2%
David A. B. Brown(7)	299,597	1.2%
Steven D. Davis(7)	124,972	*
Nelson Obus(2)(7)	6,599,142	25.5%
Mitchell I. Quain(7)	37,698	*
Tracy D. Pagliara(8)	515,699	2.0%
Randall R. Lay(8)	93,766	*
Kelly Powers(8)	81,028	*
Matthew J. Petrizzo(9)	91,587	*
Directors and Current Executive Officers as a Group (9 persons)(10)	8,158,498	31.5%

*	Less than 1%.

(1)	Based upon 25,896,001 shares of our Common Stock outstanding as of the Record Date. Each named person is deemed to be the beneficial owner of shares of Common Stock that may be acquired within 60 days of the Record Date, upon the scheduled vesting of time-based RSUs. Accordingly, the number of shares and percentage set forth next to the name of such person, and all directors and current executive officers as a group, includes shares of directly owned Common Stock (including restricted shares) and shares of Common Stock potentially issuable pursuant to time-based RSUs that will vest within 60 days of the Record Date. However, the shares of Common Stock that may be issued upon the vesting of time-based RSUs held by any such person are not included in calculating the percentage of Common Stock beneficially owned by any other stockholder. We have excluded shares of Common Stock issuable upon vesting of outstanding performance-based awards, due to the variable nature of such awards. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder.

(2)	Based on a Form 4 filed with the SEC on November 27, 2020 and a Schedule 13D/A filed August 31, 2020. The shares reported include (i) 2,085,997 shares of Common Stock (the “Partner Shares”) held by Wynnefield Partners Small Cap Value, L.P., of which Wynnefield Capital Management, LLC is the sole general partner and, accordingly, may be deemed to beneficially hold the Partner Shares and has the sole power to direct the voting and disposition of these shares; (ii) 2,456,471 shares of Common Stock (the “Partner I Shares”) held by Wynnefield Partners Small Cap Value, L.P. I, of which Wynnefield Capital Management, LLC is the sole general partner and, accordingly, may be deemed to beneficially hold the Partner I Shares and has the sole power to direct the voting and disposition of these shares; (iii) 1,556,864 shares of Common Stock (the “Offshore Shares”) held by Wynnefield Small Cap Value Offshore Fund, Ltd., of which Wynnefield Capital, Inc. is the sole investment manager and, accordingly, may be deemed to beneficially hold the Offshore Shares and has the sole power to direct the voting and disposition of these shares; and (iv) 252,574 shares of Common Stock (the “Plan Shares”) held by Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (the “Plan”), an employee profit sharing plan. Nelson Obus and Joshua Landes are the co-managing members of Wynnefield Capital Management, LLC and, accordingly, may be deemed to beneficially hold the Partner Shares and the Partner I Shares and share the power to direct the voting and disposition of such shares. Mr. Obus and Mr. Landes are executive officers of Wynnefield Capital, Inc. and, accordingly, may be deemed to beneficially hold the Offshore Shares and share the power to direct the voting and disposition of such shares. Mr. Obus and Mr. Landes are co-trustees of the Plan and, accordingly, may be deemed to beneficially hold the Plan Shares and share the power to direct the voting and disposition of such shares. The principal business address of the reporting persons is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(3)	The shares listed were reported on a Schedule 13G/A filed with the SEC on February 12, 2021, with respect to shares of Common Stock held by investment advisory clients of Wax Asset Management, LLC (“Wax Asset”) as of December 31, 2020. Wax Asset holds sole voting power and dispositive power over such shares. The principal business address of Wax Asset is 44 Cherry Lane, Madison, Connecticut 06443.

(4)	The shares listed were reported on a Schedule 13G/A filed with the SEC on January 7, 2021, with respect to shares of Common Stock held in accounts managed by Circle N Advisors, LLC (“Circle N”), as of December 31, 2020. The report was filed by (1) Emancipation Management LLC (“EM”), which owns Circle N, (2) Circle N and (3) Charles Frumberg, the managing member of EM. Each of EM, Circle N and Mr. Frumberg holds shared dispositive power and no voting power over such shares. The principal business address of EM and Mr. Frumberg is 299 Park Avenue, New York, New York 10171. The principal business address of Circle N is 1065 Main Street, Suite F, P.O. Box 336, Fishkill, New York 12524.

(5)	The shares listed were reported on a Schedule 13G/A filed with the SEC on February 9, 2021, with respect to shares of Common Stock beneficially owned as of December 31, 2020. The report was filed by Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc., and David P. Cohen (collectively, the “Minerva Reporting Persons”). Minerva Group, LP holds 1,663,490 shares of Common Stock, of which each of the Minerva Reporting Persons may be deemed to be a beneficial owner and over which the Minerva Reporting Persons hold sole voting and dispositive power. Minerva Advisors LLC beneficially owns 428,932 shares of Common Stock, of which Mr. Cohen may be deemed to be a beneficial owner and over which Minerva Advisors LLC and Mr. Cohen hold shared voting and dispositive power. The principal business address of the reporting persons is 50 Monument Road, Suite 201, Bala Cynwyd, Pennsylvania 19004.

(6)	The shares listed were reported on a Schedule 13G/A filed with the SEC on February 16, 2021, by Catalysis Partners, LLC (“Catalysis”), Francis Capital Management, LLC, and John Francis, with respect to shares of Common Stock beneficially owned as of December 31, 2020. Catalysis holds 1,610,000 shares of Common Stock. Francis Capital Management, LLC, the general partner and investment manager of Catalysis, and Mr. Francis, the managing member of Francis Capital Management, LLC, may each be deemed to be the beneficial owner of shares held by Catalysis. Catalysis, Francis Capital Management, LLC and Mr. Francis share voting and dispositive power over such shares. The principal business address for the reporting persons is 610 Main Street, Venice, California 90291.

(7)	Shares held by non-employee directors include the following restricted shares: for Mr. Mills, 50,549; for Mr. Brown, 50,549; for Mr. Davis, 36,911; Mr. Obus, 50,549; and for Mr. Quain, 27,398.

(8)	No named executive officer as of the Record Date had the right to obtain beneficial ownership of additional shares within 60 days of the Record Date. The following time-based RSUs (including time-based RSUs that may be settled in cash, rather than shares) are not included in the table as they are not scheduled to vest within 60 days of the Record Date: for Mr. Pagliara, 189,837; for Mr. Lay, 113,480; and for Mr. Powers, 67,799.

(9)	Mr. Petrizzo departed the Company effective August 28, 2020. Mr. Petrizzo is no longer required to report his holdings in the Company’s securities pursuant to Section 16 of the Exchange Act. The number of shares is based on information disclosed in a Form 4 filed by Mr. Petrizzo on June 9, 2020, as adjusted for time-based RSUs and performance-based awards that vested or were forfeited following termination of his employment. The number of shares does not take into account any transactions Mr. Petrizzo may have engaged in after the date of his departure.

(10)	Represents beneficial ownership of our Common Stock held by our directors and current executive officers as a group as of the Record Date, including 215,956 restricted shares held by directors. None of the current executive officers had the right to obtain beneficial ownership of additional shares within 60 days of the Record Date. Omits former executive officers that are no longer employed by the Company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires all persons subject to such reporting requirements to file initial reports of ownership and reports of changes in ownership with the SEC. To our knowledge, based solely on a review of these reports filed with the SEC and certain written representations furnished to us, we believe that all persons subject to these reporting requirements timely complied with such requirements with during 2020 and through the Record Date, except for (i) a Form 4 filed by Wynnefield Partners Small Cap Value, L.P., Wynnefield Capital Management, LLC, Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Nelson Obus and Joshua Landes on March 10, 2020, reporting the purchase of shares upon exercise of basic subscription Rights (as defined below) and over-subscription privilege in the Rights Offering (as defined below) and (ii) a Form 4 filed by Randall R. Lay on April 2, 2021, relating to performance-based RSUs, which were deemed reportable for Section 16 purposes on March 5, 2021, the date the Compensation Committee determined the performance conditions were met, although the RSUs remained subject to service-based vesting requirements until March 31, 2021.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee regularly reviews.

The Board of Directors has the ultimate responsibility for effective corporate governance, including the role of oversight of the management of our Company. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing our accounting and financial reporting processes and the audits of our consolidated financial statements and reviewing our internal control over financial reporting and the independence, qualifications and performance of the independent registered public accounting firm engaged by the Company.

The Audit Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control. Our independent registered public accounting firm, Moss Adams, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles (“GAAP”).

The Audit Committee has approved the engagement of Moss Adams to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2021. The Board of Directors is asking stockholders to ratify this appointment.

During 2020, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. The Audit Committee held five meetings in 2020. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed our audited financial statements with management and Moss Adams;

•	discussed with Moss Adams the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC; and

•	received from Moss Adams the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Moss Adams’s communications with the Audit Committee concerning independence (which relates to the auditor’s independence from our Company and its related entities), and has discussed with Moss Adams its independence.

The Audit Committee has relied on management’s representation that the audited financial statements were prepared in conformity with GAAP and on the opinion Moss Adams included in its report on the financial statements. Based upon the aforementioned review and discussions, and the unqualified audit opinion presented by Moss Adams on the audited financial statements, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Submitted by the Audit Committee:

Robert B. Mills (Chair)
David A. B. Brown
Steven D. Davis

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into, or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

The Board has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. For purposes of this policy, the terms “related person” and “transaction” are as defined in Item 404(a) of Regulation S-K. The policy provides that each director, director nominee and executive officer shall promptly notify the Company’s general counsel of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to our annual directors’ and officers’ questionnaire. The policy itself is periodically reviewed.

Except as set forth below, during 2020 and 2019, we did not have any transactions with related persons that were reportable under Item 404 of Regulation S-K, and we do not have any transactions with related persons currently proposed for 2021 that are reportable under Item 404 of Regulation S-K.

Wynnefield Capital

In September 2019, in connection with a proposed registered offering of subscription rights (“Rights”) to purchase shares of the Company’s Common Stock to existing holders of the Company’s Common Stock (the “Rights Offering”), we entered into a non-binding term sheet (the “Term Sheet”) with Wynnefield Capital, Inc., which, together with its affiliates (collectively, “Wynnefield”), is our largest stockholder and which owned at that time approximately 19.3% of our Common Stock; in addition, Nelson Obus, President of Wynnefield Capital, Inc. and the managing member of Wynnefield Capital Management, LLC, serves on our Board. The Term Sheet provided that Wynnefield would exercise in full the basic subscription Rights and over-subscription privilege to be issued to it in the proposed Rights Offering and, additionally, upon expiration of the Rights Offering, would purchase from us, at a price per share equal to the subscription price of the Rights, that number of the shares of Common Stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the over-subscription privilege), divided by (y) the subscription price of the Rights, to the extent that such shares were not subscribed for pursuant to the exercise of Rights (including the over-subscription privilege), subject to customary terms and conditions and execution of a definitive agreement. On November 14, 2019, we entered into a definitive Backstop Agreement with Wynnefield Capital, Inc. The Rights Offering, which commenced February 13, 2020 and expired March 2, 2020, was over-subscribed, and, accordingly, Wynnefield Capital, Inc. was not required to backstop the Rights Offering, and the Backstop Agreement terminated pursuant to its terms.

OTHER INFORMATION

Annual Report

The Company will mail without charge, upon written request from any stockholder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, including the financial statements, schedules and list of exhibits. Requests should be sent to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single set of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, direct a written request to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary, or contact our Corporate Secretary by telephone at (770) 879-4189 or by email at corporatesecretary@wisgrp.com. A separate copy of the proxy materials or our 2020 Annual Report will be delivered to you promptly and without charge. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2022 Annual Meeting

In order to be included in the Company’s proxy materials for the 2022 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary by no later than December 31, 2021, provided that the 2022 Annual Meeting date is not advanced or delayed by more than 30 days from the one-year anniversary date of the Annual Meeting (in which case the proposals must be submitted a reasonable time before the Company begins to print and send its proxy materials), and otherwise comply with all requirements of the SEC for stockholder proposals. The submission of a stockholder proposal does not guarantee that it will be included in the Company’ proxy statement.

In addition, the Company’s bylaws provide that any stockholder who desires to nominate a person for election as a director or bring a proposal before an annual meeting must give timely written notice of such nomination or proposal to the Company’s Corporate Secretary at the address above. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting. If the annual meeting date is advanced, or delayed, more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not later than the later of the close of business on the 90th day prior to the annual meeting and the 10th day following the day on which notice of the date of such annual meeting is first given to stockholders, and not earlier than the close of business on the 120th day prior to such annual meeting. For our 2022 Annual Meeting of Stockholders, a notice proposing nomination of a director candidate or notice of any other proposal must be received no earlier than February 15, 2022 and no later than March 17, 2022, provided that the 2022 Annual Meeting date is not advanced or delayed by more than 30 days from the one-year anniversary date of this Annual Meeting.

The Company’s bylaws specify the information that must accompany any such stockholder notices. A copy of the Company’s bylaws is available upon request from our Corporate Secretary and is available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com.

Any proxy granted with respect to the 2022 Annual Meeting of Stockholders will confer on management discretionary authority to vote with respect to a stockholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframes provided above.

OTHER MATTERS

The Board is not aware of any other matter to be presented at the Meeting except those described in this proxy statement. However, if any other matter is properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

THE BOARD OF DIRECTORS

Tucker, Georgia

April 27, 2021

ALL STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

You may revoke your vote by the Internet or telephone or your proxy at any time prior to the Annual Meeting. If you are the record holder of the shares and attend the Annual Meeting, you may change your proxy vote automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

If you have any questions, require any assistance in voting your shares in the Company, need any additional copies of the Company’s proxy materials, or have any other questions, please call Morrow Sodali LLC, the Company’s proxy solicitor, at the toll-free telephone number included below.

Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Tel: (800) 662-5200 Banks and brokers can call collect at: (203) 658-9400 Email: WLMS@investor.morrowsodali.com

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 14, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. WILLIAMS INDUSTRIAL SERVICES GROUP INC. C/O PROXY SERVICES P.O. BOX 9111 FARMINGDALE, NY 11735-9543 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 14, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01) Robert B. Mills 06) Mitchell I. Quain 02) David A. B. Brown 03) Steven D. Davis 04) Nelson Obus 05) Tracy D. Pagliara The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for 2021; and 3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers. For 0 0 Against 0 0 Abstain 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned has received the company's proxy statement and hereby revokes any other proxy or proxies previously given or executed, in any form, to vote or act with respect to the shares of Common Stock held by the undersigned at the 2021 Annual Meeting of Stockholders. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000509002_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com WILLIAMS INDUSTRIAL SERVICES GROUP INC. Annual Meeting of Stockholders June 15, 2021 9:00 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Charles E. Wheelock and Stuart Welburn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Williams Industrial Services Group Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time, on June 15, 2021, at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are also authorized, in their discretion, to vote upon such other matters as may come before the Annual Meeting of Stockholders. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. If you vote by Internet or telephone, please DO NOT mail back this proxy card unless you wish to change your previously-submitted vote. If you wish to attend the Annual Meeting of Stockholders in person, please be prepared to present photo identification for admittance. Continued and to be signed on reverse side 0000509002_2 R1.0.0.177